Exhibit 10.27

                                                                     Translation
                                                                     -----------


                                Guaranty Contract

                                 No. (Shenzhen Longgang) Nongyin (2005) 02379998

Creditor:  Shenzhen Longgang Branch, Agricultural Bank of China
Guarantor: Li Xiangqian

Whereas: Shenzhen BAK Battery Co., Ltd. (hereinafter referred to as "Obligor") and the Creditor have entered into the Loan Agreement (reference no.: (Shenzhen Longgang) Nongyin Jiezi 81101200500000995, hereinafter referred to as "Loan Agreement"). The Guarantor undertakes to provide guaranty for the indebtedness of the Obligor under the Loan Agreement. In accordance with relevant PRC laws and regulations and through friendly negotiation, the Parties agree to enter into this Contract:

I. Indebtedness to be secured and maximum amount
The Guarantor undertakes to provide guaranty for the short-term working capital loan owed by the Obligor to the Creditor under the Loan Agreement, the principal of which is RMB 50 Million yuan.

II. Scope of Guaranty
The guaranty under this Contract shall cover all of the loan principal, interest, penalty interest, compound interest, breach of contract compensation and all the expenses such as litigation cost and lawyer's fee, etc. which is incurred to the Creditor in realizing its creditor's right.


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III. Method of Guaranty

The guaranty under this Contract is guaranty with joint and several liability. And in case that there are more than one guarantors under this Contract, each guarantor shall all bear joint and several liability for the indebtedness of the Obligor.

IV.  Guaranty Period
1. The guaranty period under this Contract shall be two years from the expiry date for the indebtedness of the Obligor under the Loan Agreements.

6. For acceptance of bank draft, issuance of L/C without or with reduced deposit and bank guarantee, the guaranty period shall be two years from the date that the Creditor bears the obligations of the Obligor.

7. For discount of commercial draft, the guaranty period shall be two years from the expiry date of the commercial draft.

8. In case that the Obligor and Creditor reach agreement to extend the term of the indebtedness of the Obligor, the Guarantor shall continue to bear the obligation of guaranty and the guaranty period shall two years from the expiry of the extended term of the indebtedness.

9. Upon occurrence of certain event as stipulated by law or the Loan Agreement, the Creditor may demand the indebtedness of the Obligor become mature before the expiry of the original term. And under such circumstance the guaranty period shall 2 years from the mature date of the indebtedness as demanded by the Creditor in accordance with law or the Loan Agreement.

V.   The Guarantor undertakes that:
1. he/she shall provide truthful, comprehensive and effective financial reports and other relevant materials and information to the Creditor;


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8.   he/she shall  perform the  obligation  of guaranty  voluntarily  in case of default by the Obligor;

9. in case that the Guarantor fails to perform his/her obligation of guaranty in accordance with this Contract, the Creditor is entitled to transfer directly the relevant amount of deposit from any account of the Guarantor to the Creditor's account.

10. he/she shall notify the Creditor in writing within 5 days upon the occurrence of the following events:
     (1) The shareholder, senior management, articles of association or corporate governance structure of the Guarantor has been altered;
     (2) The Guarantor ceases its business operation or its business license has been withdrawn or cancelled;
     (3) The Guarantor's financial status deteriorates or its business operation encounters serious difficulty or it is involved in major litigation or arbitration;
     (4) The Guarantor changes its name, address, legal representative, contact information etc.
     (5) Any other events of the Guarantor that may make the Creditor unable to execute its creditor's right.

11. The Guarantor shall give 15-day prior written notification to the Creditor and obtain the Creditor's consent before it takes any of the following actions:
     (1) The Guarantor changes its capital structure or management system, which includes (without limitation) contractual management, lease, share structure transformation, joint venture, merger, acquisition, division, application for cease of business operation, application for dissolution, application for bankruptcy etc.


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     (2)  The Guarantor  provide guaranty for any other third party or establish mortgage or pledge on its major assets for the benefit of any other third party which may affect its performance of obligation of guaranty under this Contract.

12. In case that the Obligor provides collateral to secure its indebtedness, the Guarantor undertakes that he/she shall perform the obligation of guaranty prior to the execution of the collateral.

VI.  Breach of Contract
The Obligor and Guarantor shall perform their obligations in accordance with this Contract after it becomes effective. In case of breach of contract by any party, the breaching party shall bear the relevant liabilities and compensate the loss incurred to the other party by its breach of contract.

VII. Dispute Settlement
In case of any dispute deriving from the performance of this Contract, such dispute shall be settled by consultation between the parties or be submitted to the People's Court located in the address of the Creditor. During the course of litigation, the parties shall continue to perform this Contract except for the provisions at issue.

VIII. Miscellaneous
The Guarantor confirms that it has received and read the Loan Agreement.

IX. Effectiveness
This Contract shall become effective once it is signed or stamped by both parties.

X. This Contract has four originals. The Guarantor shall retain one original, the Obligor shall retain one original and the Creditor shall retain one original. Each original shall have the same legal effect.


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XI. Attention
The Creditor has drawn the attention of the Guarantor to understand each clause of this Contract clearly and comprehensively and has explained the relevant clauses upon the request of the Guarantor. Both parties' construction of this Contract is the same.

Creditor (company chop): _____________________________
Authorized Representative(signature): ________________

Guarantor (signature): _______________________________

Date of Execution: 29 July 2005
Venue of Execution: Longgang, Shenzhen